Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, May 5, 2010
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS FIRST QUARTER 2010 RESULTS

First Quarter Cash Flows From Operations Generate $23 Million

NORTHBROOK, IL — May 5, 2010 — KapStone Paper and Packaging Corporation (NYSE: KS) today reported results for the first quarter ended March 31, 2010.

•                  Net sales of $176.5 million, up 26 percent, versus prior year

•                  Cash flows from operations of $23.0 million, up $26.6 million versus prior year,  include $13.1 million of alternative fuel mixture tax credit receipts

•                  Alternative fuel mixture tax credit of $22.2 million earned in the quarter

•                  Net income of $6.4 million, down 43 percent, versus prior year

•                  Diluted EPS of $0.14, down 64 percent, versus prior year

•                  Successful completion of Charleston tri-annual planned maintenance outage

•                  Net debt (total debt less cash) reduced by $16.7 million in the quarter

Roger W. Stone, Chairman and Chief Executive Officer, stated, “I am very encouraged by the favorable industry dynamics that have driven higher operating rates and pricing. In 2010, we have implemented several price increases that will benefit our operations beginning in the second quarter and throughout the remainder of the year. Due to our very strong order backlog, we experienced a lag for improving our product mix while we worked to honor our commitments from previous orders taken in leaner times. Our operations are now starting to benefit from mix improvements. The unusually wet weather in the Southeast in late 2009 and early 2010, which put upward pressure on our wood costs, seems to be improving, and the higher costs experienced in the first quarter are decreasing.  Our operations performed well this quarter as we produced about 299,000 tons of paper yielding an operating rate of 96%, despite the Charleston mill being down for its tri-annual maintenance outage.”

First Quarter Operating Highlights

Consolidated net sales of $176.5 million in the first quarter of 2010 increased by $35.9 million compared to $140.6 million for the 2009 first quarter, up 26 percent, mainly due to $57.8 million of higher sales volume, partially offset by $11.5 million of lower selling prices, $4.4 million due to a less favorable product mix from a higher percentage of linerboard sales and $6.0 million due to the sale of the dunnage bag business.

Operating income of $12.0 million for the 2010 quarter, decreased by $14.3 million, or 54 percent compared to the 2009 quarter primarily due to approximately $17.4 million for the 2009 gain on sale of the dunnage bag business, $11.5 million of lower selling prices, $6.5 million due to the Charleston mill’s tri-annual planned maintenance outage, $4.4 million due to a less favorable product mix, $4.2 million due to inflation on input costs and $2.4 million as certain compensation benefits were reinstated effective November 2009 and January 2010. These declines were partially offset by approximately $16.7 million of higher alternative fuel mixture tax credits (the tax credit expired on December 31, 2009 and earnings in 2010 reflect $14.3 million for the amount of the credit deferred in inventory at year end and an adjustment of $7.9 million for the amount of inorganic material included with our black liquor that was burned in 2009, but excluded from refunds).  Operating income in the 2010 quarter also increased by $14.4 million due to higher sales volume, $2.3 million of lower depreciation and amortization expenses mainly due to the expiration of a coal contract acquired as part of the 2008 Charleston Kraft Division acquisition and $1.5 million of lower selling and administrative expenses due to the termination of the MeadWestvaco transitional support agreement in the fourth quarter of 2009.

Interest expense of $0.9 million for the first quarter of 2010 decreased by $4.0 million over the comparable quarter in 2009 and reflected significantly lower debt levels as the Company made approximately $278 million of repayments since March 31, 2009. At March 31, 2010, the interest rate on the majority of the Company’s debt is 1.7 percent. Amortization of debt issuance costs for the 2010 quarter includes approximately $0.3 million of accelerated amortization due to the $10.0 million voluntary debt repayment.

The effective tax rate for the 2010 first quarter was 35.9 percent compared to 45.0 percent for the 2009 first quarter. The 2009 effective tax rate was higher due to a discrete adjustment relating to the sale of the dunnage bag business and a lower expected benefit from the domestic manufacturing deduction.

Cash Flow and Working Capital

Cash and cash equivalents increased by $1.4 million in the quarter ended March 31, 2010, reflecting $23.0 million of net cash provided by operating activities, $6.6 million of cash used by investing activities and $15.0 million of cash used for financing activities.

On March 31, 2010, the Company made a $10.0 million voluntary debt repayment. Total debt outstanding as of March 31, 2010, was $137.0 million and net debt was reduced by $16.7 million from year end.  The Company was in compliance with all debt covenants at March 31, 2010.

At March 31, 2010, the Company had approximately $63.0 million of working capital and $82.5 million of revolver borrowing capacity. The Company expects to receive in cash approximately $13.2 million in federal income tax refunds and $7.9 million from alternative fuel mixture tax credits. The majority of this cash is expected to be used to make additional repayments.

In December 2009, the Company filed its registration as a cellulosic biofuel producer for the year 2009. The cellulosic biofuel tax credit, under Section 40(b)(6) of the Internal Revenue (“IRS”) Code, is a $0.51 per gallon credit for cellulosic biofuel producers. The Company will not recognize any benefit associated with this tax credit until it is approved by the IRS.  If approved, the Company can apply for the tax credit related to cellulosic biofuel produced during 2009 and it would be realized by reducing future income tax payable.

Conclusion

In summary, Stone commented, “We continue to work hard to obtain much needed price recovery and improve our product mix.  We believe that KapStone’s second quarter of 2010 and the remainder of the year will benefit on an increasing basis from the realization of the announced price increases and better mix management.  We are focused on maintaining strong cash flows and reducing our debt to ensure a healthy and profitable future.”

Conference Call

KapStone will host a conference call at 3 p.m. ET, Thursday, May 6, 2010, to discuss the Company’s financial results for the 2010 first quarter.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 866.271.0675

International: 617.213.8892

Participant Passcode: 45990908

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://www.streetevents.com) a password-protected event management site.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,600 people.

Non-GAAP Financial Measures

In addition to our audited consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance.  Investors are cautioned that EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are not financial measures under U.S. GAAP.  Management uses these measures to focus on the on-going operations, and believes that they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to International Paper Company.  Reconciliations of net income to EBITDA, EBITDA to Adjusted EBITDA, net income to Adjusted Net Income, and diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release.  In addition, these measures should not be construed as alternatives to any other measures of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,” “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations;  (6) the ability to carry out the Company’s strategic initiatives and manage associated costs; and (7) the tax impact of the federal incentive program for alternative fuel mixtures and the Company’s qualification for the credit for cellulosic biofuel producers.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2010	2009	%

Net sales	$176,499	$140,584	25.5%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	130,301	96,484	-35.0%
Freight and distribution	16,070	13,328	-20.6%
Selling, general and administrative expenses	7,099	8,557	17.0%
Depreciation and amortization	11,346	13,609	16.6%
Gain on sale of business	—	17,399	-100.0%
Other operating income	283	232	22.0%
Operating income	11,966	26,237	-54.4%

Foreign exchange losses	366	298	-22.8%
Interest income	9	1	800.0%
Interest expense	861	4,910	82.5%
Amortization of debt issuance costs	776	823	5.7%
Income before provision for income taxes	9,972	20,207	-50.7%
Provision for income taxes	3,581	9,095	60.6%
Net income	$6,391	$11,112	-42.5%

Net income per share:
Basic	$0.14	$0.39
Diluted	$0.14	$0.39

Weighted-average number of shares outstanding:
Basic	45,483,293	28,370,248
Diluted	46,622,595	28,480,055

Effective tax rate	35.9%	45.0%

OPERATING SEGMENT DATA

(In thousands)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2010	2009	%
Net sales
Unbleached kraft	$176,499	$134,556	31.2%
Other	—	6,927	-100.0%
Elimination of intersegment sales	—	(899)	100.0%
Total net sales	$176,499	$140,584	25.5%

Operating income
Unbleached kraft	$16,755	$13,897	20.6%
Other	—	748	-100.0%
Gain on sale of business	—	17,399	-100.0%
Corporate	(4,789)	(5,807)	17.5%
Total operating income	$11,966	$26,237	-54.4%

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,851	$2,440
Trade accounts receivable, net of allowances of $1,256 in 2010 and $1,217 in 2009	59,187	58,408
Other receivables	10,497	16,487
Inventories	69,715	61,377
Refundable and prepaid income taxes	18,008	13,757
Prepaid expenses and other current assets	5,860	1,690
Restricted cash	2,500	2,500
Deferred income taxes	5,603	5,604
Total current assets	175,221	162,263

Plant, property and equipment, net	466,668	470,278
Other assets	5,471	4,935
Intangible assets, net	25,315	26,198
Goodwill	4,811	5,449
Total assets	$677,486	$669,123

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$18,267	$18,630
Borrowings under revolving credit facility	4,500	7,400
Other current borrowings	1,712	—
Accounts payable	57,664	52,147
Accrued expenses	21,053	20,800
Accrued compensation costs	9,015	7,719
Total current liabilities	112,211	106,696

Long-term debt, net of current portion	107,929	121,031
Accrued pension and post retirement benefits	6,141	5,949
Deferred income taxes	41,475	38,577
Other liabilities	53,644	48,080
Total other liabilities	209,189	213,637

Stockholders’ equity:
Common stock $.0001 par value	5	5
Additional paid-in capital	220,821	219,828
Retained earnings	135,437	129,046
Accumulated other comprehensive loss	(177)	(89)
Total stockholders’ equity	356,086	348,790
Total liabilities and stockholders’ equity	$677,486	$669,123

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended March 31,
	2010	2009
Operating activities:
Net income	$6,391	$11,112
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	11,346	13,609
Stock based compensation expense	637	506
Amortization of debt issuance costs	776	823
Loss on disposal of equipment	153	375
Deferred income taxes	2,899	7,165
Gain on sale of dunnage bag business	—	(17,399)
Changes in operating assets and liabilities	793	(19,785)
Net cash provided by (used in) operating activities	$22,995	$(3,594)

Investing activities:
CKD acquisition	$638	$—
Proceeds from sale of dunnage bag business	—	36,083
Capital expenditures	(7,248)	(6,323)
Restricted cash held in escrow	—	(2,500)
Net cash (used in) provided by investing activities	$(6,610)	$27,260

Financing activities:
Proceeds from revolving credit facility	$51,800	$37,900
Repayments on revolving credit facility	(54,700)	(21,000)
Proceeds from other current borrowings	2,564	—
Repayments on other current borrowings	(852)	—
Debt issuance costs	—	(405)
Repayments of long-term debt and notes	(14,141)	(42,806)
Proceeds from exercises of stock options, including tax benefits	355	—
Net cash (used in) provided by financing activities	$(14,974)	$(26,311)

Net increase / (decrease) in cash and cash equivalents	1,411	(2,645)
Cash and cash equivalents-beginning of period	2,440	4,165
Cash and cash equivalents-end of period	$3,851	$1,520

KapStone Paper and Packaging Corporation

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended March 31,
	2010	2009
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$6,391	$11,112
Interest income	(9)	(1)
Interest expense	861	4,910
Amortization of debt issuance costs	776	823
Provision for income taxes	3,581	9,095
Depreciation and amortization	11,346	13,609
EBITDA (Non-GAAP)	$22,946	$39,548

Alternative fuel mixture tax credits	(22,155)	(5,444)
Planned maintenance outage	6,510	—
Dunnage bag business	—	(18,248)
Stock based compensation expense	637	506
Adjusted EBITDA (Non-GAAP)	$7,938	$16,362

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$6,391	$11,112
Alternative fuel mixture tax credits	(14,199)	(2,994)
Planned maintenance outage	4,172	—
Dunnage bag business	—	(10,035)
Stock based compensation expense	408	278
Adjusted Net Income (Non-GAAP)	$(3,228)	$(1,638)

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.14	$0.39
Alternative fuel mixture tax credits	(0.31)	(0.11)
Planned maintenance outage	0.09	—
Dunnage bag business	—	(0.35)
Stock based compensation expense	0.01	0.01
Adjusted Basic EPS (Non-GAAP)	$(0.07)	$(0.06)

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.14	$0.39
Alternative fuel mixture tax credits	(0.30)	(0.11)
Planned maintenance outage	0.09	—
Dunnage bag business	—	(0.35)
Stock based compensation expense	0.01	0.01
Adjusted Diluted EPS (Non-GAAP)	$(0.06)	$(0.06)